UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

May 31, 2004
Date of Report (Date of earliest event reported)

Wynn Resorts, Limited
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-50028	46-0484987
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 Las Vegas Boulevard South Las Vegas, Nevada	89109
(Address of Principal Executive Offices)	(Zip Code)

(702) 770-7555
(Registrant's telephone number, including area code)

Item 5.	Other Events and Required FD Disclosure.

Macau Project Updates

On May 31, 2004, the Legislative Assembly of the Special Administrative Region of Macau, People’s Republic of China, enacted legislation that enables casinos operating in Macau to lawfully extend credit to gaming customers and to enforce gaming debts in Macau. By its terms, the legislation becomes effective on July 1, 2004. It is expected that the legislation will be signed into law by the Macau Chief Executive, Edmund Ho Hau Wah, during the month of June.

The Registrant’s subsidiary, Wynn Resorts (Macau), S.A. (“Wynn Macau”), has completed additional steps toward the development of its first hotel/casino project in Macau, which is expected to have a total project budget of approximately US$705 million. The project will include 600 hotel rooms, approximately 100,000 square feet of gaming space, seven restaurants, approximately 28,000 square feet of retail, together with a spa, salon and entertainment facilities.

On June 4, 2004, Wynn Macau notified the Macau government of its acceptance of a Land Concession Contract for the project site. The project site is located in Macau’s inner harbor area opposite the Hotel Lisboa, Macau’s largest and best- known hotel casino. Under the terms of the Land Concession Contract, which becomes effective when published in the government’s official gazette, Wynn Macau will lease a parcel of approximately 16 acres from the government for an initial term of 25 years, with a right to renew for additional periods. When the Land Concession Contract becomes effective, Wynn Macau is required to make an initial payment to the government of approximately US$40 million (which will be paid in 10 semi-annual installments) and to pay approximately US$17 million to Nam Van Development Company for its relinquishment of rights to a portion of the land. During the term, Wynn Macau is required to make annual lease payments of up to US$400,000.

Also on June 4, 2004, the Registrant and Wynn Macau entered into an underwriting agreement with Deutsche Bank AG, Hong Kong, and Société Générale Asia Limited, as Global Coordinating Lead Arrangers, for a fully underwritten senior bank facility of US$397 million to finance the development and construction of the project.

The underwritten senior debt facility includes a term loan in the amount of US$382 million, which may be borrowed in either Hong Kong dollars or US dollars (in a split to be determined), and a working capital facility of HK$117 million (approximately US$15 million), which may be borrowed in either Macau patacas or Hong Kong dollars (in a split to be determined). Subject to the satisfaction of certain conditions precedent, each of the Global Coordinating Lead Arrangers will underwrite the equivalent of US$198.5 million for Wynn Macau. It is currently anticipated that the term loan will have a term of seven years and that the working capital facility will have a term of three years, in each case from the date of signing of the definitive financing documentation. Wynn Macau has agreed to pay customary fees and expenses in connection with the financing.

This financing, together with the legislation discussed above, satisfies the preconditions to commencement of construction of the project previously set forth by the Registrant.

Wynn Macau also has established June 28, 2004 as the date of commencement under a guaranteed maximum price construction contract with Leighton Contractors (Asia) Limited, China State Construction Engineering (Hong Kong) Limited and China Construction Engineering (Macau) Company Limited, acting together as general contractor, for the design and construction of the project. Under the construction contract, the contractors are responsible for both the construction and design of the project (other than certain limited portions to be designed by an affiliate of Wynn Macau) based on an existing scope of work and design specifications provided by Wynn Macau. The contractors are obligated to substantially complete the project within 26 months after the date of commencement for a guaranteed maximum price of US$255.5 million (including the contractors’ fee and contingency). It is anticipated that the guaranteed maximum price will be increased shortly to approximately US$285 million to reflect the addition of a parking structure and certain other site work to the project description. With the increase, the current total design and construction costs are estimated to be approximately US$425 million out of the total US$705 million budget. Both the contract time and guaranteed maximum price are subject to further adjustment under the circumstances specified in the contract. The performance of the contractors will be backed by a full completion guarantee to be given jointly and severally by Leighton Holdings Limited and China Overseas Holdings Limited, the parent companies of the contracting entities, as well as a performance bond to be issued by a bank in an amount equal to ten percent of the guaranteed maximum price.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 9, 2004

Wynn Resorts, Limited

By:	/s/ John Strzemp

John Strzemp
Executive Vice President and Chief Financial Officer